CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 7, 2000 relating to the financial statements and financial highlights which appears in the November 30, 1999 Annual Report to Shareholders of Lebenthal Funds, Inc. (consisting of Lebenthal New York Municipal Bond Fund, Lebenthal New Jersey Municipal Bond Fund and Lebenthal Taxable Municipal Bond Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Counsel and Auditors" in such Registration Statement.


/s/PricewaterhouseCoopers LLP

March 29, 2000